UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K/A
(Amendment No. 1)
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 16, 2005
Gladstone Capital Corporation
(Exact name of registrant as specified in its chapter)

Maryland	814-00237	54-2040781
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1521 Westbranch Drive, Suite 200
McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (703) 287-5800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Gladstone Capital Corporation
Amendment No. 1 to Current Report on Form 8-K
Gladstone Capital Corporation is filing this amendment to its Current Report on Form 8-K, which was filed on December 16, 2005, to make a clarification to the biography of Mr. Gerard Mead, as set forth below:
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On December 16, 2005 the Board of Directors of Gladstone Capital Corporation (the “Company”) approved the election of Mr. Gerard Mead to the Board of Directors. Mr. Mead was recommended to the Board for election by the Ethics, Nominating and Corporate Governance Committee of the Board of Directors on October 11, 2005, and his current term will expire at the Company’s 2006 Annual Meeting of Stockholders, at which time Mr. Mead will stand for election as a Class II Director for a three-year term expiring at the 2009 Annual Meeting of Stockholders.
Mr. Mead is Chairman of Gerard Mead Capital Management which he founded in 2003, a firm which provides investment management services to pension funds, endowments, insurance companies and high net worth individuals. From 1966 to 2003, Mr. Mead was employed by the Bethlehem Steel Corporation where he held a series of engineering, corporate finance and investment positions with increasing management responsibility. From 1987 to 2003 Mr. Mead served as Chairman and Pension Fund Manager of the Pension Trust of Bethlehem Steel Corporation and Subsidiary Companies. From 1972 to 1987 he served successively as Investment Analyst, Director of Investment Research, and Trustee of the Pension Trust, during which time he was also a Corporate Finance Analyst and Investor Relations Contact for Institutional Investors of Bethlehem Steel. Prior to that time Mr. Mead was a steel plant engineer. Mr. Mead holds a MBA degree from Harvard Business School and a BSCE from Lehigh University.
It is expected that Mr. Mead will be named to one or more committees of the Board of Directors in the future, however such committee assignments have not been determined at this time.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gladstone Capital Corporation (Registrant)
December 30, 2005	By:	/s/ Harry Brill
(Harry Brill, Chief Financial Officer)